Exhibit 10.1

SECOND AMENDED & RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 4, 2008 (the “Effective Date”), by and between Virgin Media Inc., a Delaware corporation (the “Company”), and Bryan H. Hall (the “Executive”).

WHEREAS, on 3 March 2006, NTL Incorporated and Telewest Global, Inc. effected a merger transaction (the “Merger”), structured as a reverse acquisition, whereby Telewest Global, Inc. acquired NTL Incorporated and both companies changed their names so that Telewest Global, Inc. became “NTL Incorporated” and former NTL Incorporated became “NTL Holdings Inc.” (“Old NTL”) and thereafter the Company was renamed “Virgin Media Inc.”;

WHEREAS, as a result of the Merger, Old NTL became a wholly owned subsidiary of the Company and shares of Old NTL were converted into shares of the Company, so that one share of common stock of Old NTL became two and a half shares of the common stock of the Company after giving effect to the Merger;

WHEREAS, the Executive has been employed as the Secretary and General Counsel of Old NTL since June 15, 2004 and as Secretary and General Counsel of the Company since the closing of the Merger on 3 March 2006, pursuant to the terms of an Employment Agreement dated as of 28 May 2004, as extended by the Amended & Restated Employment Agreement dated as of December 8, 2006 (such extension, the “Extension” and the Employment Agreement as so extended, the “Original Agreement”);

WHEREAS, the Company and the Executive each desire to amend and restate the Original Agreement in its entirety to extend the Employment Term, to provide for certain stock option grants to the Executive and to provide for his continued employment with the Company;

WHEREAS the parties intend that (i) the Executive will reside in the United Kingdom and perform duties on behalf of the consolidated enterprise as its General Counsel while present in the United Kingdom, particularly with regard to the U.K. business, and (ii) he will travel to the United States where he will perform duties on behalf of the Company as its General Counsel, in each case upon the terms and conditions of this Agreement; and

WHEREAS, the Executive wishes to accept such employment and to render services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             Amendment.  The Original Agreement is hereby amended and restated in its entirety by this Agreement. The parties previously agreed to assign the terms of the Original Agreement, as amended and restated in the Extension, to the Company from Old NTL and accordingly the term “Company” refers to Virgin Media Inc. (f/k/a NTL Incorporated), the ultimate parent entity.  In connection with such assignment, the parties previously agreed that (i) all rights of Old NTL under the Original Agreement are now rights of the Company under this Agreement and shall be enforceable against the Executive solely by the Company, (ii) all rights of the Executive under the Original Agreement shall be enforceable by the Executive solely against the Company, (iii) all obligations of Old NTL under the Original Agreement are now obligations of the Company under this Agreement and shall be enforceable by the Executive solely against the Company and (iv) all obligations of the Executive under the Original Agreement shall be enforceable against the Executive solely by the Company.  The Executive previously released and waived Old NTL from any and all claims he may have had against it as of the date of the Extension and acknowledged that, from and after the date thereof, such claims shall be asserted solely against the Company. This Agreement shall be effective as of the Effective Date.

2.             Employment Term.

(a)           The term of the Executive’s employment pursuant to this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall end on December 31, 2009, unless the Employment Term terminates earlier pursuant to Section 7 of this Agreement.  The Employment Term may be extended by mutual agreement of the Company and the Executive.

(b)           Title; Duties.  During the Employment Term, the Executive shall serve the Company as its General Counsel and, in such capacity, shall perform such duties, services and responsibilities as are commensurate with such position.  In his capacity as General Counsel, the Executive shall report to the Chief Executive Officer of the Company and shall perform such duties, services and responsibilities as are reasonably requested from time to time by the Chief Executive Officer and the Board of Directors of the Company (the “Board”) and normal and customary for this position. During the Employment Term, the Executive shall be based in the United Kingdom but shall undertake such overseas travel as is necessary for the proper performance of his duties hereunder.

During the Employment Term, the Executive shall devote substantially all of his time to the performance of the Executive’s duties hereunder and will not, without the prior written approval of the Chief Executive Officer of the Company, engage in any other business activity which interferes in any material respect with the performance of the Executive’s duties hereunder or which is in violation of written policies established from time to time by the Company.  Nothing contained in this Agreement shall preclude the Executive from devoting a reasonable amount of time and attention during the Employment Term to (A) continuing legal education, including, without limitation, any and all continuing legal education efforts as may be required to remain in good standing with the bar of the State of New York (which may include attendance at seminars and other similar events) and (B) (i) serving, with the prior approval of the Board, as a non-executive director, trustee or member of a committee of any for-profit organizations; (ii) engaging in charitable and community activities (including pro bono legal services); and (iii) managing personal and family investments and affairs, so long as any activities of the Executive which are within the scope of clauses (A) and (B) (i), (ii) and (iii) of this Section 2(b) do not interfere in any material respect with the performance of the Executive’s duties hereunder.

3.             Monetary Remuneration.

(a)           Base Salary.  During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations hereunder to the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the “Company Affiliated Group”) in any capacity (including any services as an officer, director, employee, member of any Board committee or management committee or otherwise), the Company shall cause to be paid to the Executive an annual salary of (x) £300,000 in respect of the period prior to September 12, 2006; (y) £320,000 in respect of the period on and following September 12, 2006; and (z) £375,000 in respect of the period on and following July 1, 2008, subject to any increase through “pay review” or otherwise for calendar year 2009 as may be offered by the Company in its sole discretion (the “Base Salary”).  The Base Salary shall be payable in accordance with normal payroll practices in effect from time to time for senior management generally; provided, that the Executive may elect to receive all or any portion of the Base Salary or other cash payments in U.S. dollars, subject to the Company’s Exchange Rate Policy in effect from time to time. The Executive shall receive no additional compensation for services that he provides to the Company Affiliated Group other than as set forth in this Agreement or as may otherwise be agreed in writing.

(b)           Annual Cash Bonus.  During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a cash bonus, paid in U.S. dollars, in the sole discretion of the Board of (at target) 75%, but subject to a maximum of 150%, of Base Salary (prorated for any partial fiscal year) (the “Annual Cash Bonus”); provided, that, for purposes of determining the percentage of Base Salary as to which the Annual Cash Bonus is measured, the Base Salary shall be determined as if the Executive had elected to be paid entirely in U.S. dollars; and provided, further, that the Executive may elect prior to the payment of the Annual Cash Bonus to convert all or any portion of the Annual Cash Bonus into U.K. pounds sterling at the exchange rate offered under the Company’s Exchange Rate Policy as in effect from time to time.  In addition, the Company shall cause the Executive to participate in the Virgin Media Long Term Incentive Plan (“LTIP”). The Executive shall be entitled to a Bonus for the calendar year of 2009 if any Bonus would otherwise have been paid to him had he been employed in the 2010 calendar year, subject to prorating and to being paid at the same time that the Annual Cash Bonus is made to participants generally.  In addition, if the Executive remains employed through December 31, 2009, he shall be entitled to any LTIP payment with respect to the 2007-2009 LTIP and 2008-2010 LTIP but not the 2009-2011 LTIP in the case of the 2008-2010 LTIP, subject to prorating and to being paid at the same time that the LTIP payment is made to participants generally.

(c)           Expatriate Package.  During the Employment Term and for any period during which the Executive is required by the Company to live in the United Kingdom, the Executive and his family shall have the right to receive the benefits of the Company’s standard expatriate benefits package (as applied to comparable United States expatriate employees of the Company), but in any event such benefits will be consistent with the terms set forth in Appendix A.  Tax equalization shall be consistent with existing Company Tax Equalization Policy, attached as Appendix B and incorporated herein by reference.

4.             Equity-Based Compensation.

During the Employment Term, the Executive shall be eligible to receive options to purchase common stock of the Company in addition to being entitled to the options described in Appendix C at such exercise prices, schedules as to exercisability and other terms and conditions as determined in the sole discretion of the Board or its Compensation Committee under the Virgin Media Inc. 2006 Stock Incentive Plan or any successor plan.

5.             Benefits.

(a)           General.    During the Employment Term, the Executive shall be entitled to participate in all of the employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company Affiliate Group to, or for the benefit of, its executive officers in accordance with the terms thereof as they may be in effect from time to time, in so far as such benefits are capable of being provided in the United Kingdom.

(b)           Reimbursement of Expenses.  During the Employment Term, the Company shall cause the Executive to be reimbursed for all reasonable business expenses incurred by the Executive in carrying out the Executive’s duties, services and responsibilities under this Agreement, and reasonable expenses incurred in connection with maintaining admission to practice in the State of New York, so long as the Executive complies with the general procedures of the Company Affiliated Group for submission of expense reports, receipts or similar documentation of such expenses applicable to senior management generally.

6.             Vacations.  For each whole and partial calendar year during the Employment Term, the Executive shall be entitled in addition to public and statutory holidays to 28 days of paid vacation (prorated for any partial calendar year), to be credited and taken in accordance with the Company’s policy as in effect from time to time for its similarly situated executives. In the calendar year 2009, the Executive shall also be entitled to a vacation for the month of February.

7.             Termination; Severance.

(a)           Termination of Employment.  The Company may terminate the employment of the Executive in a Termination Without Cause upon 30 days’ written notice to the Executive.  The Company may (at its discretion) at any time following the giving of such notice (but not exceeding the length of the notice given) cease to provide work for the Executive in which event during such notice period the other provisions of this Agreement shall continue to have full force and effect but the Executive shall not be entitled to access to any premises of the Company or any member of the Company Affiliated Group.  In addition, the employment of the Executive shall automatically terminate as of the date on which the Executive dies or is Disabled.  For the purposes of this Agreement, the Executive shall be “Disabled” as of any date if, as of such date, the Executive has been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable.  Upon termination of the Executive’s employment during the Employment Term because the Executive dies or is Disabled, the Company shall cause the Executive (or the Executive’s estate, if applicable) to be provided with death or disability benefits (as applicable) pursuant to the plans, programs, policies and arrangements of the Company Affiliated Group as are then in effect with respect to executive officers.  In addition, upon any termination of the Executive’s employment during the Employment Term, the Company shall cause the Executive to be paid any earned but unpaid portion of the Base Salary and other than in connection with a termination pursuant to Section 7(d), to be paid, in accordance with the Company’s bonus policy then in effect, the Annual Cash Bonus (if any) on or about March 2009 with respect to the 2008 fiscal year or on or about March 2010 with respect to the 2009 fiscal year, as applicable. The Company’s bonus policy may affect the timing of any payment, the proration factor and may provide for non payment of the bonus. Immediately following termination of the Executive’s employment for any reason, the Employment Term shall terminate.

(b)           Termination Without Cause; Constructive Termination Without Cause.  Upon (x) a Termination Without Cause or (y) a Constructive Termination Without Cause, the Company shall, as soon as practicable following the Executive’s execution and delivery to the Company of the general release of claims set forth in Section 7(g) and, following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the product of the Base Salary times 2, except that (I) prior to January 1, 2009, for any termination under clause (x) or (y) or (II) in connection with a Constructive Termination Without Cause occurring in connection with a Change in Control (as defined under clause (F) of the definition of Constructive Termination Without Cause) after January 1, 2009, it shall be Base Salary times 3.

(c)           Termination upon Non-Renewal of the Employment Term.  Unless the parties hereto agree otherwise, the Employment Term and the Executive’s employment with the Company shall end on December 31, 2009.  In connection with such termination of employment, the Company shall, as soon as practicable following the Executive’s execution and delivery to the Company of the general release set forth in Section 7(g) and following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the Base Salary then in effect.  In addition, in connection with a termination of employment pursuant to this Section 7(c), the Company shall cause the Executive to be paid the Annual Cash Bonus for the Company’s 2009 fiscal year, the 2007-2009 LTIP and the 2008-2010 LTIP (pro-rated), determined based on actual satisfaction of any applicable performance goals during such fiscal year, with such bonus to be paid when paid to the other participants in the scheme and without application of any mandatory deferral provisions or continued employment requirements.

(d)           Upon a termination of the Executive’s employment during the Employment Term by the Company for Cause, or upon termination by the Executive with 30 days’ written notice given to the Company (other than a Constructive Termination Without Cause), the Executive shall be entitled to earned but unpaid Base Salary and benefits through the date of termination, and the Executive shall not be entitled to any other payments or benefits.

(e)           Upon any termination of the Executive’s employment during the Employment Term other than by the Company for Cause, the Company shall pay for the continued medical benefits for the Executive and his family under (and in accordance with the terms of) COBRA for a period of twelve (12) months following such termination; for the avoidance of doubt this provision applies upon a termination pursuant to Section 7(c) hereof.  The Executive shall pay for the remaining COBRA entitlement period.

For purposes of this Agreement:

(i)            A “Constructive Termination Without Cause” means a termination of the Executive’s employment during the Employment Term by the Executive following the occurrence of any of the following events without the Executive’s prior consent: (A) failure by the Company to continue the Executive as the General Counsel (excluding a promotion); (B) any material diminution in the Executive’s working conditions or authority, responsibilities or authorities; (C) assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his position as set forth herein; (D) any materially adverse change in the reporting structure applicable to the Executive (but not including a change in the person filling the position to which the Executive reports); (E) the failure of the Company to maintain commercially reasonable directors’ and officers’ liability insurance; or (F) a Change in Control occurs and the Executive is terminated in a Termination Without Cause during the period commencing on the date of the Change in Control and ending on the first anniversary thereof.  For purposes of this Agreement, a “Change in Control” is defined in Appendix D, and incorporated by reference.  The Executive shall give the Company 10 days’ notice of the Executive’s intention to terminate the Executive’s employment and claim that a Constructive Termination Without Cause (as defined in (A), (B), (C), (D), (E) or (F) above) has occurred, and such notice shall describe the facts and circumstances in support of such claim in reasonable detail.  The Company shall have 10 days thereafter to cure such facts and circumstances if possible.

(ii)           A “Termination Without Cause” means a termination of the Executive’s employment during the Employment Term by the Company other than for Cause or by reason of the Executive being Disabled.

(iii)          “Cause” means (x) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or to any crime involving fraud, embezzlement or breach of trust; (y) the willful or continued failure of the Executive to perform the Executive’s duties hereunder (other than as a result of physical or mental illness); or (z) in carrying out the Executive’s duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and each member of the Company Affiliated Group.  The Company shall give the Executive 10 days’ notice of the Company’s intention to terminate the Executive’s employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim.  The Executive shall have 10 days thereafter to cure such facts and circumstances if possible.  If the Board reasonably concludes that the Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until the Executive has received a hearing before the Board (if promptly requested by the Executive) and a majority of the Board within 10 days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of the Executive therefor.

(f)            Effect of Section 409A of the Internal Revenue Code.  If the Executive is a “specified employee” on the date of termination of the Executive’s employment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations there under, notwithstanding any provision of the Agreement relating to the timing of payments to the Executive hereunder, if Section 409A would cause the imposition of the additional tax under Section 409A if paid as provided in Section 7 of the Agreement, then such payment shall be paid upon the day following the six-month anniversary of the date of termination. For purposes of this Agreement, “Specified Employee” shall mean a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i), as determined by the Company’s Compensation Committee.

(g)           Release; Full Satisfaction.  Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive and the Company execute the general release of claims in form and manner reasonably satisfactory to the Company and substantially similar to Appendix E, and such release has become irrevocable (it being the intention of the parties that the Executive provide the Company with a complete release of any and all claims as a condition to the receipt of the severance pay under this Agreement); provided, that the Executive shall not be required to release any indemnification rights, rights to accrued benefits under the Company’s employee benefit plans, or rights to future payments or benefits under this Agreement.  The payment of severance pay to be provided to the Executive pursuant to this Section upon termination of the Executive’s employment shall constitute the exclusive payment in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group and shall be in respect of any such claims or payments due or arising from any benefits, rights or entitlements in any jurisdiction.

(h)                                 Resignation.  Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions with any member of the Company Affiliated Group, as applicable.

(i)                                     Cooperation Following Termination.  Following termination of the Executive’s employment for any reason, the Executive agrees to reasonably cooperate with the Company upon the reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to any member of the Company Affiliated Group.  The Company shall cause the Executive to be reimbursed for, or, at the Executive’s request, cause the Executive to be advanced, expenses reasonably incurred in connection with such matters.

8.                                       Executive’s Representation.  The Executive represents to the Company that the Executive’s execution and performance of this Agreement do not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, without limitation, any prior employer.

9.                                       Executive’s Covenants.

(a)                                  Confidentiality.  The Executive agrees and understands that the Executive has been, and in the Executive’s position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including, without limitation, technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets.  The Executive will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Executive’s breach of the Executive’s obligations hereunder and (ii) the Executive may (x) disclose such information to the extent he determines that so doing is reasonable or appropriate in the performance of the Executive’s duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process.  The Executive shall comply with the Company’s data protection policies.  Upon termination of the Executive’s employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive’s services to the Company Affiliated Group during or prior to the Employment Term.

(b)                                 Non-Competition and Non-Solicitation.  During the period commencing upon the Effective Date and ending on the 18-month anniversary of the termination of the Executive’s employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive’s services to the Company Affiliated Group), directly or indirectly:

(i)                                     perform services for, or otherwise have any involvement with, any business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by (x) owning or operating broadband or mobile communications networks for telephone, mobile telephone, cable television or internet services, (y) providing mobile telephone, fixed line telephone, television or internet services or (z) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom (the “Core Businesses”); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies;

(ii)                                  hire any individual who is, or within the six months prior to the Executive’s termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £65,000 per year and with whom the Executive had direct contact (other than on a de minimis basis); or

(iii)                               solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive’s employment and with whom the Executive had contact; provided, that, notwithstanding the foregoing, the Executive shall not be deemed to be in violation of clause (i) or clause (iii) of the foregoing by virtue of (i) rejoining Fried, Frank, Harris, Shriver & Jacobson LLP (or any of its successors or affiliates) as a partner, member or employee, and acting in such capacity or (ii) acting as an attorney (as partner, shareholder, member or employee) or vice president, director or managing director or in a similar position at any other law firm, investment banking firm or consulting firm, institutional investor or similar entity, in each case so long as the Executive takes reasonable steps to insulate himself from the businesses and activities of any such entity that compete with the Core Businesses during any period that this Section 9(b) is in effect.

(c)                                  Proprietary Rights.  The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein.  These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

(d)                                 Acknowledgment.  The Executive expressly recognizes and agrees that the restraints imposed by this Section 9 are reasonable as to time and geographic scope and are not oppressive.  The Executive further expressly recognizes and agrees that the restraints imposed by this Section 9 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company Affiliated Group, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 9 will cause irreparable harm to the Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company Affiliated Group that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Executive of an ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow the Executive to obtain employment without violating these covenants and agreements.  The Executive further expressly acknowledges that the Executive has received an opportunity to consult independent counsel before executing this Agreement.

10.                                 Indemnification.

(a)                                  To the extent permitted by applicable law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, without limitation, attorneys’ fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive by reason of the Executive’s service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s acts of misappropriation of funds or actual fraud).  In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall promptly cause the Executive to be paid to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced.  The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld.  This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company’s Certificate of Incorporation or By-laws or otherwise.

(b)                                 Directors’ and Officers’ Insurance.  The Company shall use its best efforts to maintain commercially reasonable directors’ and officers’ liability insurance during the Employment Term which will cover the Executive.

11.                                 Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereinafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 11) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

12.                                 Miscellaneous.

(a)                                  Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

(b)                                 Notices.  All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by express next-day delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

If to the Company:	Media House, Bartley Wood Business Park, Hook,
Hampshire RG27 9UP
Attention: Group HR Director
Fax: +44 1256 752 454

If to the Executive:	Bryan H. Hall
[INTENTIONALLY OMITTED]

Notices that are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

(c)                                  Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns.  Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

(d)                                 Withholding: Social Security.  The Company shall withhold or cause to be withheld from any payments made pursuant to this Agreement all federal, state, city, foreign or other taxes and social security or similar payments as shall be required to be withheld pursuant to any law or governmental regulation or ruling in accordance with the Tax Equalization Policy set forth in Appendix B.  Notwithstanding the foregoing, the Executive shall remain responsible for all such amounts as he may owe in respect of his compensation hereunder.  Any payments made pursuant to this Agreement will be subject to US social security deductions for the Employment Term and the Company and the Executive shall be responsible for making their respective employer and employee contributions thereto, and the Executive hereby authorizes the Company to deduct from any payments to be made to the Executive his employee social security contributions and remit these to the relevant authority.

(e)                                  Data Protection.  In accordance with relevant data protection legislation, the Company will hold and process the information it collects relating to the Executive in the course of the Executive’s employment for the purposes of employee administration, statistical and record keeping purposes, including information for occupational health and pension purposes.  This may include information relating to the Executive’s physical or mental health.  Some of the Executive’s information may be processed outside the European Economic Area, including without limitation in the United States.  The Executive’s information will be treated confidentially and will only be available to authorized persons.

(f)                                    Entire Agreement.  This Agreement (as amended and restated hereby) constitutes the complete understanding between the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and any member of the Company Affiliated Group (except, for avoidance of doubt, agreements evidencing equity compensation granted to the Executive).  Without limiting the generality of this Section 12(e), effective as of the Effective Date, this Agreement supersedes any existing employment, retention, severance and change-in-control agreements or similar arrangements or understandings (collectively, the “Prior Agreements”) between the Executive and the Company and any member of the Company

Affiliated Group, and any and all claims under or in respect of the Prior Agreements that the Executive may have or assert on or following the Effective Date shall be governed by and completely satisfied and discharged in accordance with the terms and conditions of this Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(g)                                 Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

(h)                                 Governing Law, Etc.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).  The Executive irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and any federal court sitting in the State of New York. Each of the parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Agreement and the employment and other matters that are the subject of this Agreement and agrees that any such action, claim or proceeding may be brought exclusively in a federal or state court sitting in the State of New York.

(i)                                     Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

(j)                                     Number and Headings.  As used in this Agreement, the term “including” means “including without limitation”, references to Sections or Appendices refer to Sections or Appendices of this Agreement unless otherwise specifically provided.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.  The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(k)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

VIRGIN MEDIA INC.

/s/ James Mooney
By: James Mooney
Title: Chairman of the Board

THE EXECUTIVE

/s/ Bryan H. Hall
Bryan H. Hall

Appendix A

[INTENTIONALLY OMITTED]

Appendix B

[INTENTIONALLY OMITTED]

Appendix C

Virgin Media Inc. Equity-Based Compensation

(1) Original Employment Term: Options to purchase common stock of NTL Incorporated

The Executive was granted 60,000 (150,000 post Merger) options at an exercise price equal to the fair market value on the date of execution of the employment agreement.

Vesting period = three years

The options granted vest 33% on each of June 15, 2005, 2006 and 2007.

Other terms:  The options are subject to the Company’s standard form of stock option agreement

The foregoing options were granted in 2004.

(2) Extended Employment Term: Restricted Stock

(a) On the then Effective Date, the Executive will be granted 67,500 shares of Restricted Stock, vesting over three years in equal installments on the following dates:

March 15, 2007

March 15, 2008

January 15, 2009

The shares of Restricted Stock will be subject to the Company’s standard form of Restricted Stock Agreement (including provisions automatically accelerating the vesting thereof upon a Change in Control). The foregoing stock was granted in December 2006.

(b) The Executive will be granted 150,000 options at an exercise price equal to the mid-market price on the then Effective Date, vesting over three years in equal installments on the following dates:

March 15, 2007

March 15, 2008

January 15, 2009

The options will be subject to the Company’s standard form of stock option agreement (including provisions automatically accelerating the vesting thereof upon an Acceleration Event). The foregoing options were granted in December of 2006.

(3) Second Extended Employment Term: Stock Options

The Executive will be granted 200,000 options to purchase stock of Virgin Media Inc. at an exercise price equal to the mid market price on the Effective Date, vesting in equal installments on the following dates:

100,000	June 30, 2009

100,000	December 31, 2009

The options will be subject to the Company’s standard form of stock option agreement (including provisions automatically accelerating the vesting thereof upon an Acceleration Event), the Virgin Media Inc. 2006 Stock Incentive Plan and the Company’s insider trading policy.

Appendix D

A “Change in Control” shall be deemed to occur if the event set forth in any one of the following paragraphs shall have occurred:

(i)            Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of Paragraph (iii) below; or

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Board of Directors of the Company (“Board”), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)          there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directory or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Appendix D:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such terms shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

Appendix E

FORM OF RELEASE AGREEMENT

WHEREAS, Bryan H. Hall (the “Executive”) was employed by Virgin Media Inc. (the “Company”) as its General Counsel pursuant to a Second Amended & Restated Employment Agreement, dated August 4, 2008 (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the following payments and benefits:

•      [list benefits] (collectively, the “Payments and Benefits”),

and the mutual release set forth herein, the Executive voluntarily, knowingly and willingly accepts the Payments and Benefits under this Release Agreement in full and final settlement of any claims which the Executive has brought or could bring against the Company in relation to the Executive’s employment or the termination of that employment and agrees to the terms of this Release Agreement.

1.     The Executive acknowledges and agrees that the Company is under no obligation to offer the Executive the Payments and Benefits, unless the Executive consents to the terms of this Release Agreement. The Executive further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this Release Agreement freely and voluntarily after having the opportunity to obtain legal advice in the United States and the United Kingdom.

2.     The Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company, or the termination thereof, or under any statute, including the United States federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, UK and European Union law for a redundancy payment or for remedies for alleged unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of holiday pay and breach of the United Kingdom Working Time Regulations 1998, detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures), breach of the National Minimum Wage Act 1998 and compensation under the Data Protection Act 1998, each as amended, and any other U.S. or foreign federal, state or local law or judicial decision.

3.     The Executive acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2. The Executive and the Company acknowledge that the conditions regulating compromise agreements in England and Wales including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the

Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998 have been satisfied in respect of this Release Agreement.

4.     Nothing herein shall be deemed to release (i) any of the Executive’s rights to the Payments and Benefits or (ii) any of the benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the Company’s employee benefit plans and arrangements, or any agreement in effect with respect to the employment of the Executive of (iii) any claim for indemnification as provided under Section 10 of the Employment Agreement.

5.     In consideration of the Executive’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against the Executive for any illegal conduct.

6.     The Executive represents and warrants to the Company that:

(i)    Prior to entering into this Release Agreement, the Executive received independent legal advice from [   ] (the “UK Independent Adviser”), who has signed the certificate at Appendix 1;

(ii)   Such independent legal advice related to the terms and effect of this Release Agreement in accordance with the laws of England and Wales and, in particular, its effect upon the Executive’s ability to make any further claims under the laws of the United Kingdom in connection with the Executive’s employment or its termination;

(iii)  The Executive has provided the UK Independent Adviser with all available information which the UK Independent Adviser requires or may require in order to advise whether the Executive has any such claims; and

(iv)  The Executive was advised by the UK Independent Adviser that there was in force, at the time when the Executive received the independent legal advice, a policy of insurance covering the risk of a claim by the Executive in respect of losses arising in consequence of that advice.

7.     The Company will contribute up to a maximum of £500 plus value added tax towards any legal fees reasonably incurred by the Executive in obtaining independent legal advice regarding the terms and effect of this Release Agreement under the laws of the United Kingdom.  The contribution will be paid following the Company receiving from the UK Independent Adviser’s firm an appropriate invoice addressed to the Executive and expressed to be payable by the Company.

8.     The Executive acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he may sign it sooner should he desire. This release of claims given by the Executive herein will not become effective until seven days after the date on which the Executive has signed it without revocation.  Subject to no revocation taking place, the Release Agreement will, upon signature by both parties and the following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

9.     This Release Agreement together with the attached letter dated [insert date] and the Employment Agreement (as amended hereby) constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

10.   Except as provided in the next following sentence, all provisions and portions of this Release Agreement are severable.  If any provision or portion of this Release Agreement or the application of any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by the Executive herein is challenged by the Executive or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, the Company shall have no obligation to provide the Payments and Benefits.

11.   This Release Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of [insert date].

/s/		VIRGIN MEDIA INC.

Bryan H. Hall		/s/

Date:	Name:

Title:

Appendix 1

Independent Adviser’s Certificate

I, [               ], certify that Bryan H. Hall (“the Executive”) has received independent legal advice from me as to the terms and effect of this Release Agreement under the laws of the United Kingdom in accordance with the provisions of the Employments Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998.

I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practicing certificate.  My firm, [      ], is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by the Executive in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms of this agreement.

Signed:

Date: